Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Stockholders and Board of Directors
Diamond Management & Technology Consultants, Inc.:
We consent to incorporation by reference in the registration statements (Nos. 333-109942, 333-31965, 333-88155, 333-92213, 333-50834, 333-47830, 333-64276, 333-71208, 333-64278, and 333-67899) on Form S-8 of Diamond Management & Technology Consultants, Inc. of our reports dated June 10, 2008, with respect to the consolidated balance sheets of Diamond Management & Technology Consultants, Inc. and subsidiaries as of March 31, 2007 and 2008, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2008, the financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2008, which reports appear in the annual report on Form 10-K of Diamond Management & Technology Consultants, Inc. for the fiscal year ended March 31, 2008.
Our report dated June 10, 2008 notes that the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement 109, on April 1, 2007.
/s/ KPMG LLP
Chicago, Illinois
June 10, 2008